deltathree Issues Update on Nasdaq Marketplace Rule

New York, NY - February 11, 2008 - deltathree, Inc. (NASDAQ: DDDC), a leading provider of SIP-based Voice over Internet Protocol (VoIP) solutions for service providers, resellers and consumers worldwide, is issuing a press release in accordance with the Nasdaq Marketplace Rules.

As previously disclosed by deltathree, Inc. (the “Company”) on February 4, 2008, Lior Samuelson was appointed Chairman of the Board of Directors of the Company on February 1, 2008. Simultaneous with his appointment to the position of Chairman of the Board Mr. Samuelson resigned from his position as a member of the Audit Committee of the Board of Directors. As a result, the Audit Committee currently consists of only two members.

On February 4, 2008, the Company notified The Nasdaq Stock Market (“Nasdaq”) that it is no longer in compliance with Nasdaq Marketplace Rule 4350(d)(2) (“Rule 4350(d)(2)”), which requires an issuer’s audit committee to consist of at least three members (each of whom must satisfy certain requirements). On February 8, 2008, the Company received a deficiency letter from Nasdaq regarding the Company’s noncompliance with Rule 4350(d)(2). Pursuant to Nasdaq Marketplace Rule 4350(d)(4), Nasdaq has provided the Company a cure period until the earlier of the next annual meeting of the stockholders of the Company or February 1, 2009 (unless the next annual stockholders’ meeting is held earlier than July 30, 2008, in which case until no later than July 30, 2008) to fill the vacancy on the audit committee. The Board of Directors is working to identify and appoint a candidate who, amongst other things, possesses the qualifications necessary to satisfy the applicable Marketplace Rule requirements for serving on the audit committee. The Company expects that this process will be completed, and a candidate appointed to the audit committee, prior to the next annual meeting of the stockholders.

About deltathree
Founded in 1996, deltathree, Inc. is a leading provider of integrated Voice over Internet Protocol (VoIP) telephony services, products, hosted solutions and infrastructure. deltathree offers high quality Internet telephony solutions that are viable and cost-effective alternatives to traditional telephone services. Supporting tens of thousands of active users around the world, deltathree serves customers through its two primary distribution channels: the Service Provider/Reseller channel and the direct-to-consumer channel. deltathree’s advanced solutions offer service providers and resellers a full spectrum of private label VoIP products and services, as well as a back-office suite of services. Utilizing advanced Session Initiation Protocol (SIP) technology, deltathree provides all the components to support a complete VoIP service deployment. deltathree’s Consumer Group consists of the award-winning iConnectHere direct-to-consumer offering and joip, the newly formed consumer brand that powers the VoIP service of Panasonic’s GLOBARANGE hybrid phone.

For more information about deltathree, please visit: www.deltathree.com.

deltathree Media Relations Contact: Tatiana Kirkbride deltathree, Inc. Phone: (212) 500-4866 pr@deltathree.com	deltathree Investor Relations Contact: Erik Knettel The Global Consulting Group Phone: (646) 284-9415 ir@deltathree.com